Exhibit (e)(vi)

June 7, 2021

11172239 Canada Inc.
c/o Mr Germain Lamonde
400 ave Godin
Québec, Qc G1M 2K2

Dear Mr. Lamonde:

Re:	Support and Voting Agreement

The undersigned understands that 11172239 Canada Inc. (the “Purchaser”) and EXFO Inc. (the “Corporation”) and G. Lamonde Investissements Financiers Inc. (the “Purchaser Parent”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Corporation under Section 192 of the Canada Business Corporations Act, the result of which shall be the acquisition by the Purchaser of all the outstanding subordinate voting shares (the “Subordinate Voting Shares”) of the Corporation not already owned by the Purchaser or any of its affiliates. The undersigned is the beneficial owner of the securities set forth on the signature page hereof (collectively, the “Subject Securities”).

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

The undersigned hereby agrees, in his or her capacity as shareholder and not in his or her capacity as an officer or director of the Corporation, from the date hereof until the date the Arrangement Agreement is terminated in accordance with its terms:

(a)
at any meeting of shareholders of the Corporation held to consider the Arrangement or any adjournment or postponement thereof, to exercise or cause to be exercised all voting rights attached to Subordinate Voting Shares comprising the Subject Securities, and to other voting securities of the Corporation, directly or indirectly acquired by or issued to the undersigned after the date hereof (i) in favour of the Arrangement and any other matters which are necessary for the consummation of the Arrangement; and (ii) against any proposed action or agreement which could impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement, including any transaction involving the acquisition by any other party of Subordinate Voting Shares, other voting securities of the Corporation or assets of the Corporation;

(b)	if requested by the Purchaser, acting reasonably, to deliver or cause to be delivered to the Corporation duly executed proxies or voting instruction forms voting in favour of the Arrangement;

(c)
not to, directly or indirectly, exercise or cause to be exercised any rights of appraisal, rights of dissent or rights to demand the repurchase of the Subject Securities in connection with the Arrangement or otherwise oppose in any manner the treatment of any Subject Securities pursuant to the Arrangement;

(d)
not to take any action which could impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement;

(e)
not to, directly or indirectly, acquire or seek to acquire Subordinate Voting Shares or other voting securities of the Corporation, or sell, assign, transfer, dispose of, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any of the Subject Securities, other than pursuant to the Arrangement; and

(f)
not to, directly or indirectly, make or participate in or take any action that may reasonably be expected to result in or facilitate an Acquisition Proposal, or engage in any discussion, negotiation or inquiries that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal.

Notwithstanding any provision of this letter agreement to the contrary, the undersigned shall not be limited or restricted in any way whatsoever in the exercise of his or her fiduciary duties as a director or officer, as applicable, of the Corporation.

The undersigned hereby represents and warrants that:

(a)
he or she is the sole and unconditional beneficial owner of the Subject Securities, with good and valid title thereto, free and clear of all liens, and has the sole right to sell and vote all of the Subject Securities;

(b)
except for the Purchaser pursuant to the terms of the Arrangement Agreement, no person has any written or oral agreement, warrant or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for the purchase, acquisition or transfer from the undersigned of any of the Subject Securities or any interest therein or right thereto; and

(c)	the only securities of the Corporation beneficially owned, or controlled or directed, directly or indirectly, by the undersigned on the date hereof are the Subject Securities.

This letter agreement shall automatically terminate upon the termination of the Arrangement Agreement in accordance with its terms.

This letter agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable therein.

This letter agreement may be executed and delivered in multiple counterparts (including by facsimile, email or other electronic means), each of which shall be deemed an original, and such counterparts together shall constitute one and the same agreement.

The Parties expressly acknowledge that they have requested that this letter agreement be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente lettre d’entente soit rédigée en anglais seulement.

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Please confirm your agreement with the foregoing by signing and returning a copy of this letter agreement to the undersigned.

Yours truly,

/s/ Claude Séguin
Signature

Claude Séguin
Name

Number and type of securities:

5,000 Subordinate Voting Shares

Accepted and agreed this 7th day of June, 2021

11172239 Canada Inc.

Per:	/s/ Germain Lamonde
Name: Germain Lamonde
Title: President

[Signature Page – Voting and Support Agreement]